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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-12717

                              HL&P CAPITAL TRUST I
             (Exact name of registrant as specified in its charter)

                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   8.125% TRUST PREFERRED SECURITIES, SERIES A
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]          Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: none

         Pursuant to the requirements of the Securities Exchange Act of 1934, HL&P Capital Trust I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 27, 2004                By: /s/ Rufus S. Scott
                                          --------------------------------------
                                          Rufus S. Scott
                                          Vice President, Deputy General Counsel
                                          and Assistant Corporate Secretary